Rand Logistics, Inc.

RAND LOGISTICS ANNOUNCES VESSEL ACQUISITION

TO SUPPORT NEW BUSINESS AWARDS BEGINNING IN THE 2015 SAILING SEASON

New York, NY – March 14, 2014 - Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”) today announced the acquisition of a Danish flagged chemical tanker that will be converted to a Canadian flagged river class self-unloader vessel. The new vessel will support recent new long-term contract awards which begin in April 2015.  The acquisition and conversion of this vessel is consistent with Rand’s strategy of remaining the leader in both the U.S. and Canadian river class markets on the Great Lakes and reaffirms the Company’s commitment to support the growth of its customers.

“We have secured substantial long-term, contractual new business beginning in April 2015 for our Canadian flagged operations,” commented Scott Bravener President of Lower Lakes Towing.  “The new tonnage that we have secured is in addition to the more than 250 sailing days of new business that we have been awarded for the 2014 sailing season and have previously announced.  We are in the final stages of negotiating the shipyard contract to convert the vessel into a Canadian self-unloader and currently plan to introduce this new vessel into service during the second half of calendar 2015.  When introduced into service, the new vessel will have the largest carrying capacity of any existing Canadian river class self-unloader and will be the most efficient river class vessel on the Great Lakes.”

Upon conversion, this vessel will be the first new Canadian flagged river class self-unloader introduced into service on the Great Lakes in over 40 years.  Once introduced into service, this vessel will increase the size of Rand’s fleet to 17, including 10 Canadian flagged and 7 U.S. flagged vessels.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 12, 2013.

CONTACT: Rand Logistics, Inc. Laurence S. Levy, Executive Chairman Edward Levy, President (212) 644-3450	-OR-	INVESTOR RELATIONS COUNSEL: Cameron Associates Alison Ziegler and Kevin McGrath (212) 554-5469 alison@cameronassoc.com

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